Exhibit 99.B(p)(14)

Code of Ethics

Revised

Goal

The goal of Lee Munder Capital Group’s (“LMCG”) Code of Ethics and the Firm’s policies, procedures and organizational structure is to establish standards and corresponding processes that put the interests of LMCG’s clients first, ensure that no client or account is favored over another; identify and disclose conflicts of interest as it relates to personal interests of individuals in the firm and or competing interests of clients that could occur as the result of relationship size or fee structure.

Firm

LMCG (as the “Firm”) has an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

The Firm has an obligation to put in place an infrastructure supporting fiduciary responsibility provided for in all client investment management agreements and applicable law.

The Firm has the responsibility to supervise employees of LMCG (as “Supervised Persons”) and communicate the expectation that Supervised Person’s are required to conform as appropriate to applicable securities laws; diligently comply with existing LMCG policies and procedures; and embrace the affirmative duty of care, loyalty, honesty and good faith; to act in the best interest of their clients by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that arises with respect to any client.

Recognizing these obligations, LMCG has established infrastructure designed to ensure conformance with fiduciary principles throughout all aspects of the operations of the Firm. The infrastructure consists of policies, organizational structure and procedures resulting in processes that are designed to support the Firm’s investment management services provided to clients.

The investment management service is delivered with support from trading-operations, portfolio- accounting operations, client service, compliance, and marketing. Each support function has corresponding organizational structure, procedures and controls to assure consistency and quality service.

Oversight committees and the compliance office support the Management Committee’s fiduciary obligation to supervise the Firm. Supervised Persons participate in Investment/Product Review and Peer Review Committees evaluating portfolio

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management process by strategy and account. The Trade Oversight and Soft Dollar Committee meets regularly to oversee the trading, broker selection and commission usage. Supervised persons participate in the Fair Value Committee that meets as needed to ensure portfolios are valued properly. The Risk Management and Compliance Committee meets regularly to review and approve existing processes in the context of the operational requirements and risk control. The Executive Committee will meet as needed to provide oversight for the LMCG’s human resource issues and personal trading.

The infrastructure provides a framework and logistical support for LMCG’s duty to clients and ensures that Supervised Persons have context and are aware of all the obligations participation in the industry require; including the need to comply with applicable securities laws, the policies and procedures of LMCG and this Code of Ethics as a condition of continued employment.

Supervised Persons

Supervised Persons need to be familiar with all the processes related to their function and embrace the intent and the spirit conveyed in the LMCG’s policies and the corresponding culture of fiduciary obligation and client service.

Additionally, Supervised Persons need to be familiar with and comply with the following standards and referenced policies:

Confidentiality

LMCG will keep all information about Clients (including former clients) in the strictest confidence, including the client’s identity (unless the Client consents), the Clients financial circumstances, the Client’s security holdings and advice furnished by the firm.

Insider Trading

Supervised Persons need to become familiar with what constitutes Inside Information and are prohibited from trading, either personally or on behalf of others, while in possession of Material Non-Public Information (Inside Information).

See the separate Insider Trading Policy and Procedures for detailed expectations and process.

Personal Trading by Access Persons and Investment Personnel

LMCG prohibits Supervised Persons designated as Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing and selling such securities.

See the separate Employee Trading Policy and Procedures for detailed expectations related to personal trading.

Political and charitable contributions

LMCG prohibits Supervised Person’s from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

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Service with Other Organizations

LMCG discourages Supervised persons from engaging in outside business or investment activities that may interfere with their duties within the Firm.

Each Supervised Person must report, upon commencement of employment and annually thereafter, affiliations and relationships with outside entities, both public and private.

Fiduciary Appointments: Supervised Persons need to receive approval from the Executive Committee before accepting an executorship, trusteeship, or power of attorney, other than with respect to a family member.

Restricted Securities: In connection with the review of potential conflicts of interest by Supervised Persons or their outside business contacts, LMCG shall maintain a listing of securities restricted as to purchase. This listing shall contain all entities related to Supervised Persons. Any additional entity by which a Supervised Persons has a material business relationship shall also be restricted, unless so waived by the CCO in writing.

Annual Disclosure related to Service with other Organizations: Access Persons (including Investment Personnel) shall be required to submit an Annual Disclosure Doc form annually disclosing such relationships, if any. The Executive Committee shall approve of the commitment prior to a Supervised Person accepting any appointment or employment. Authorization shall be made in writing and maintained in the Supervised Person’s personnel file.

Recommendations may be contingent upon disclosure: Investment personnel are prohibited from recommending, implementing or considering any security transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the CCO.

Solicitation of Gifts or Entertainment

Supervised persons shall not solicit gifts or entertainment of any value for themselves or the firm.

Receipt of Gifts: From time to time, outside service providers or vendors may offer Supervised Persons gifts or other tokens intended to show appreciation or further the relationship of the vendor with LMCG. Gifts in excess of $100 per year may not be accepted, and in no event may a Supervised Persons accept a cash gift.

Entertainment: Supervised Persons may accept under limited circumstances opportunities to attend events (sporting, theater, dinner) offered by vendors.

These opportunities should only be accepted in the event that the vendor is also attending the event and the event is designed to improve the business relationship.

Supervised Persons should review with their manager attendance at these events. Frequent attendance of events with the same vendor should be avoided.

This policy is not intended to discourage the necessary occasions where a vendor may pay for a meal or the periodic sporting event in order to provide a time or location for

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more detailed discussions or promote relationships. However, Supervised Persons should be mindful of the number of events and the amount of time attending such events.

Training

Supervised Persons are required to attend annual compliance training.

This Code of Ethics will be reviewed at annual compliance training sessions conducted for the benefit of all Supervised Persons.

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Insider Trading Policies and Procedures

Policy: Under the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), Lee Munder Investments Ltd. (“Firm”) must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information. These procedures are designed to prevent the misuse of material, nonpublic information by the Firm and its officers, directors and employees.

Back Ground: On a day-to-day basis, you may come into possession of information that has not yet been released to the public about companies with which the Firm does business or has other dealings. Depending on the significance of the information and the circumstances under which you receive it, the information may be considered “inside information” under United States securities laws. The purchase or sale of securities of a company at a time when you have inside information may violate the securities laws and can result in civil and/or criminal liability. In civil actions, the government, as well as private parties, may obtain damages for insider trading; criminal violations can result in fines and/or imprisonment. You, the Firm and other employees can also be held responsible for securities trading by anyone to whom you give inside information — even if you do not trade on the information yourself.

In light of the severe sanctions for misuse of inside information (including disciplinary actions for violating the Adviser’s policy prohibiting such activities), you should strictly adhere to the following guidelines:

Assume that all information you learn about a company is “inside information” and is nonpublic unless you know that the information has been publicly disseminated.

Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related “derivative” securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities.

Avoid discussing any inside information with anyone who does not have a “need to know” the information; this includes discussing such information with other employees unless they have a “need to know”, and even with members of your family, including your spouse. You should also avoid discussing such information in elevators, hallways or other places where you may be overheard by others who do not have a “need to know”, or on cell phones.

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Procedures to Follow:

An employee should contact the compliance office if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures contained herein.

Each employee must comply with the Adviser’s procedures governing employee trading, including the pre-clearance of trades, the reporting of trades and security holdings and restrictions on trades under certain circumstances.

The compliance officer of the Adviser periodically will review employee trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades by the Adviser’s advisory accounts and securities listed on “restricted” and “watch” lists).

Information Blocking Devices (“Chinese Wall”)

When one or more employees (“Inside Employees”) receive material, nonpublic information about a company while serving on a creditors’ committee or in any other capacity which, in the opinion of the compliance officer, necessitates information blocking devices (also called “Chinese Walls”), no employee or advisory account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the Inside Employees and other employees and departments are in place.

Information blocking devices shall prohibit:

•                  The Inside Employee(s) from discussing the material, nonpublic information with other employees unless they are also Inside Employees;

•                  The Inside Employee(s) from trading, or recommending the trading, of securities issued by the company which is the subject of the material, non-public information; and

•                  Access by non-Inside Employees to any files, including computer files, containing the material, nonpublic information is prohibited and systems must be put in place to prevent such access.

Restricted/Watch Lists

The compliance officer will place certain securities on a “restricted list.” Securities issued by companies about which a number of employees are expected regularly to have material, non-public information should generally be placed on the restricted list. Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. The compliance officer shall take steps to immediately inform all employees of the securities listed on the restricted list.

The compliance officer will place certain securities on a “watch” list. Securities issued by companies about which a limited number of persons possess material, non-public information should generally be placed on the watch list. The list will be disclosed only to the compliance officer and a limited number of other persons who are deemed to be necessary recipients of the list because of their roles in compliance.

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Employee Training/Education

•                  All employees of the Firm shall be provided with a copy of these procedures.

•                  All employees shall annually attend seminars or meetings providing education and training with respect to the Firm’s insider trading policies and procedures and insider trading in general.

•                  The Firm shall provide employees written materials discussing these procedures and insider trading in general as deemed necessary in addition to the steps provided for above.

Record-keeping/Reports

•                  All documents and other records generated in connection with these procedures shall be maintained for a minimum of six years;

•                  Periodically, the compliance or other officer shall prepare a report reviewing the procedures implemented during the period covered and any deficiencies or noteworthy events occurring during the execution of the procedures.

Acknowledgment

Each employee shall annually review and read these procedures and attest to their reading, understanding and adherence to the procedures. Such acknowledgement shall be in a form deemed appropriate by the compliance officer.

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Employee Personal Trading Policies and Procedures

Policy: Lee Munder Capital Group (“LMCG”) recognizes that employee trading for personal accounts represents an inherent conflict of interest that requires supervision. Therefore LMCG, as part of its enforcement of its obligations of fiduciary duty to clients as emphasized in the LMCG Code of Ethics, shall develop procedures to ensure employee’s personal trading for their personal accounts does not conflict with those of LMCG clients. LMCG recognizes that trading for personal accounts represents an inherent conflict of interest that requires supervision.

Procedures: Employees (“Supervised Persons”) may trade for their personal account but must do so in conformance with these procedures as a condition of continued employment.

All Supervised Persons need to be aware of and familiar with these procedures. Certain Supervised Persons by the nature of their positions and access to certain information have additional constraints and corresponding requirements that they need to keep in mind in the event that they want to trade for their, or related individual’s personal account. These procedures identify processes that need to be followed for Supervised Persons who have been designated Access Persons and Investment Personnel, as defined in Exhibit A and listed on Exhibit B of these Procedures.

Pre-Clearance of Securities Transactions:

An Access Person may not purchase or sell any Security without first obtaining pre-clearance from the Compliance Officer or his/her designee.

The pre-clearance requirements shall apply to all personal trading transactions except for those personal trades in non-covered securities.

The Compliance Officer or his/her designee may pre-clear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any client.

The Compliance Officer shall prepare and maintain appropriate documentation for the pre-clearance of personal trades by Access Persons.

An Access Person must obtain pre-clearance by submitting a Pre-Clearance Form Exhibit C to the Reviewer or the CCO (“Chief Compliance Officer”) and trade the securities noted before the end of the following business day provided competing client trades are not being traded prior to:

Purchasing or selling, directly or indirectly, a Covered Security or Related Security for his or her own account, or for the account of any relative or other third party acting upon the advice or instruction of such Access Person;

Purchasing or participating in a limited offering (private placement).

No Access Person may:

Purchase or sell, directly or indirectly, shares of an open-ended mutual fund advised or sub-advised by LMIL.

Acquire a Security in an initial public offering (IPO).

Acquire a private placement without consent of CCO:

CCO will consider whether investment opportunity should be reserved for clients or whether the opportunity is being offered to the Access Person by virtue of their position with the firm.

Subsequent consideration for investing in any private placement issuer held by an Supervised Person will be subject to review by the CCO. (quarterly disclosure will include all private placement holdings).

Access Persons may not Profit from Short-term trading and therefore may not:

Purchase a Covered Security or Related Security followed by the sale of the same Security or a Related Security within sixty (60) days after the purchase; or

Sell a Covered Security or a Related Security followed by the purchase of the same Security or a Related Security within sixty (60) days after the sale.

No Investment Personnel shall:

In connection with the purchase or sale by Investment Personnel, or by a relative or other third party acting upon the advice or instruction of such Investment Personnel, of a Security held or to be acquired by any client:

Take positions that are inconsistent with the positions taken with the same securities in accounts managed for clients by the Investment Personnel.

Implement or consider any security transaction for a client without having disclosed any material beneficial ownership, business or personal relationship or any other material interest in the issuer or its affiliates, to the CCO or Executive Committee.

Short positions in their own personal account where the accounts that they are managing for Clients hold the same securities long.

Short a position where the position held long by any accounts managed by the firm are less liquid and the firms aggregated position is material.

Black out Period will apply only to Investment Personnel as defined in Exhibit A.

Within seven (7) days before or after the time that a Covered Security or Related Security has been or is to be purchased or sold by any client for which LMIL is providing investment management services (note that the overall applicable time period is 15 days:  the day of trade, 7 days before, and 7 days after).

Exemptions: Apply to both Access Persons and Investment Personnel

At a loss: Access Persons may sell, at a loss, any security held for less than sixty (60) days without such sale being considered a violation of this policy.

Non-volitional: Purchases or sales that are non-volitional on the part of the Access Persons (e.g., purchases made pursuant to an automatic dividend reinvestment plan);

Exercise of rights: Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities are also exempt from short-term trading prohibitions.

General Exemption: The Compliance Officer may, at his/her discretion, exempt a transaction from the requirements of any portion of these Procedures after consideration of all of the facts and circumstances of the transaction. Such consideration shall be documented in writing and filed with the appropriate quarterly transaction reports.

Monitoring Personal Securities Transactions.

Reviewer

Will receive pre-clearance requests and will review the trades in the context of the monitoring objectives and will report inconsistencies to the CCO.

 CCO

Will establish monitoring protocols schedule audits and report to Executive Committee.

Monitoring Objectives

Assessment of whether Access Person/Investment Personnel are following internal procedures.

Will review to determine whether securities are held in LMCG client accounts.

Will submit the requests for pre-clearance to the trading desk to determine if securities to be pre-cleared are being traded on the desk and to ensure the blackout period is enforced.

Restricted lists compared to personal accounts

Compare security to any restricted security list including securities restricted due to liquidity constraints.

Assessment of whether the Access Person/Investment Personnel are trading for their own account in the same names as trading for client accounts.

Should be noted and prohibitions related to shorting and executing personal trades monitored

Special Cases:

Incubator/Pilot Products

Funds or Accounts may be set up to test investment product ideas that portfolio managers might have, certain principals in the firm may invest in some form of a fund to provide capital to facilitate the testing.

Manager responsible for the proposed product will ensure product definition is documented. Product definition will include benchmark, securities, market cap exposure, credit quality etc. types of securities and exchanges.

Pre-Clearance, Black-out periods and Short-term trading prohibitions will not apply.

IPOs will be restricted by compliance for these funds. Account statements will be pulled quarterly by compliance trading activity analyzed and reviewed against product definition.

Funds and their purpose will be disclosed in LMIL’s ADV Part II.

Reporting Violations

Technical failures

May occur where there may be inadvertent failures to follow procedures which result in reversal of trades or disgorgement of profits. Will be identified and reviewed by the CCO to determine trends.

Trends of technical failures will be submitted by the CCO to the Executive Committee for review and possible disciplinary action.

Intentional violations

Occur when an employee has demonstrably avoided pre-clearance, misrepresented their personal trading activity, took profits prior to expiration of the holding period. When identified by the Reviewer or the CCO will be submitted to the Executive Committee for disposition.

Reporting

Each Access Person shall report all holdings in Securities in which such Access Person has acquired any direct or indirect Beneficial Ownership at the time of his/her employment with the Adviser, and annually thereafter.

Each Access Person shall report all transactions in Securities of which such Access Person has acquired any direct or indirect Beneficial Ownership. Such reports shall be filed with the Compliance Officer within ten (10) days after the end of each calendar quarter.

Reports filed shall contain the following information:

•                  Name of the Access Person making the report;

•                  Date of the transaction;

•                  Title and number of shares or principal amount of each Security involved;

•                  Nature of the transaction (buy or sell);

•                  Price at which transaction was effected; and

•                  Name of the broker-dealer, bank or other financial institution through which the transaction was effected.

•                  Date that the report is submitted

Every Access Person who opens an account at a broker-dealer or other financial institution shall:

Immediately notify the Compliance Officer of the opening of such account; and

Direct each existing or new broker-dealer or other financial institution to provide the Compliance Officer with a duplicate copy of quarterly account statements issued.

Even if the broker account only holds non-covered securities i.e. mutual funds, arrangements need to be made with the broker to provide copies of the statements to the compliance office.

Private Placement Reporting:

Each Access Person who owns Securities acquired in a private placement shall disclose such ownership to the Compliance Officer if such person is involved in any subsequent consideration of an investment in the issuer by a Client.

Certification:

 Every Access Person shall certify on an annual basis that he or she has: (See Exhibit E)

•                  Complied with these Procedures;

•                  Read and understands these Procedures; and

•                  Disclosed, precleared, and reported all transactions in Securities consistent with the requirements of these Procedures.

•                  Acknowledges Receipt of these Procedures, the Code of Ethics, and Insider Trading Procedures.

Exemptions:

LMIL manages the employee assets:

The requirements relating to pre-clearance, holding periods and blackout periods shall not apply to accounts of Access Persons that are managed by LMIL in a manner and style consistent with all other similarly situated accounts;

Another Advisor with full investment discretion manages:

Or to accounts placed with an outside adviser where such adviser has full and sole discretion as to the timing and nature of securities transactions in those accounts. Such accounts noted above managed by the Investment Adviser, however, shall not be afforded special treatment in the placement of securities transactions by the Investment Adviser, and such accounts shall be specifically reviewed by the Compliance Officer to ensure adherence to these rules. These accounts noted above, however, shall not be exempt from the reporting requirements.

Records

Records of enforcement of these Procedures will be maintained:

The following records shall be maintained by the Investment Adviser for a period of not less than five (5) years or for such other period as may be required under applicable law:

•                  A copy of these Procedures;

•                  Records of any violation of these Procedures and actions taken by the Investment Adviser in response to such violation;

•                  Copies of Access Person reports and broker-dealer confirmations and account statements;

•                  Records of all written acknowledgements of receipt from the Access Persons for the Policies and Procedures which require annual review.

•                  Lists of Access Persons for the past 5 years

•                  List of Investment Personnel

•                  Records of any decision supporting approval of private placement purchases.

•                  Records of any decision supporting any waivers granted in accordance with the Policies and Procedures.

•                  List of private placements owned by Supervised Persons.

Training

Conducted annually and when joining the firm:

Each newly hired or newly designated Access Person shall receive a copy of these Procedures and shall be required to certify within thirty (30) days of receipt of such Procedures that he or she has read and understands the Procedures.

The Compliance Officer shall review the Procedures with any newly hired or newly designated Access Person.

The Compliance Officer shall at least annually conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.

Certifications may be obtained as part of the initial and annual training process.

Exhibit A

Definitions

A. Access Person means:

i.                  any director or officer of the Investment Adviser;

ii.               each employee of the Investment Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

iii.            any natural person in a control relationship to the Investment Adviser who obtains information concerning recommendations made by the Investment Adviser with respect to the purchase or sale of a Security by a Client; and

iv.           Any other person deemed to be an Access Person by the Compliance Officer.

B.             Beneficial Ownership of a Security means having or sharing the power to dispose of or to vote the Security. For purposes of this Code, a person is deemed to beneficially own the following Securities, among others:

i.                  Securities held in a person’s own name, or that are held for the person’s benefit in a nominee, custodial or street name account

ii.               Securities owned by or for a partnership in which the person is a general partner

iii. Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a blind trust or similar arrangement

iv.           Securities in a person’s individual retirement account

v.              Securities in a person’s 401(k) or similar retirement plan

vi.        Securities owned by a trust of which the person is either a trustee or a beneficiary

vii.       Securities owned by a corporation, partnership or other entity which the person controls.

This is not a complete list of the forms of ownership that could constitute “Beneficial Ownership” for purposes of this procedure. If you have specific questions, you should ask the Compliance Officer.

C.    Covered Securities means any stock, bond future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act.

Including:

i.      Options on securities, indexes, and on securities.

ii.     Limited partnership interests

iii.    Foreign unit trusts and foreign mutual funds

iv.    Private investment fund, hedge funds and investment clubs

Not including:

i.      Treasury securities

ii.     Bankers acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations

iii.    Shares issued by money market funds

iv.    Shares of open ended mutual funds that are not advised or sub-advised by LMIL

v.     Shares issued by unit investment trusts ?

D.            Client means any person that has entered into an investment management agreement with the Investment Adviser.

E.              Compliance Officer, or Chief Compliance Officer means the person so designated by the Company or management.

F.              Control means having the power to exercise a controlling influence over the management or policies of a company, having a 25% or more ownership position of a company’s equity securities, or otherwise controlling a company, as defined in Section 2(a)(9) of the Investment Company Act of 1940, as amended.

G.             Executive Committee a sub-committee of the Management Committee consisting of CEO, COO, and CFO. Responsible for overseeing application of the Code of Ethics, CCO administration of Personal Trading Procedures, and recommending changes to code and procedures to the management committee.

H.            Incubator Fund/Pilot Fund, Firm proprietary fund established to maintain or create a performance track record for a new investment strategy or an investment strategy intentionally not offered for broader client participation.

I.                 Investment Personnel are personnel employed by LMIL who make investment decisions for clients (portfolio manager), who provide information or advise to the portfolio manager (analyst), who help execute and implement the portfolio manager’s decision. (traders).

J.                Related Security means any security convertible within sixty (60) days into a Security, and any future or option on the Security.

K.            Security means a security as defined in Section 2(c)(36) of the 1940 Act (including a Related Security), except that it does not include:

i.                  any security issued or guaranteed as to principal or interest by the U.S. Government;

ii.               any security issued by an open end investment company, other than open end investment companies advised/sub-advised by LMCG;

iii.            any money market instrument, including bankers’ acceptances, certificates of deposit, and commercial paper.

iv.           Exchange Traded Funds (“ETFs”)

L.                                  Supervised Persons are employees of Lee Munder Capital Group or Lee Munder Investments Limited.

Exhibit B

LEE MUNDER INVESTMENTS, LTD

LISTING OF ACCESS PERSONS

AS OF March 1, 2005

Access Personnel:	Investment Personnel:

Sarah Ashworth	Judy Alonso-Surita

Katherine Ballou	Timothy Bacik

Maria Banchick	Nicholas Battelle

Patty Chisholm	Jim Bell

William Corson	Andrew Beja

Eugene Covino	Don Cleven

Randall Crawford	Jeffrey Davis

Paul Fiore	John Despotopulos

Eileen Foley	Patrick Donnelly

Emily Foote	Michael Hearle

Terry Gardner	Tom Holman

Caryn Grady	Arthur Hurley

Yana Karalnik	Nan-Marie Jaeger

Jay Karamourtopoulos	Chian Jiang

Kami Koleva	Jake Layton

Steve Kuhn	Wayne Lyski

Steve Lyski	Michael Marian

Murray Metcalfe	Lydia Midwood

Cindy Moore	Richard Mullaney

Meghan Spear	Lee Munder

Jeff Sullivan	Phillip Muscatello

Ken Swan	Elise O’Connell

Brian Torrisi	Jonathan Stone

Don Triveline	Todd Vingers

Coleen Worthley	Bill Warmington

Jay Willadsen

Kenneth Winston

Exhibit C

Pre-Clearance Form

To: Compliance Reviewer

From:

Date:

Please pre-clear the following securities to be held in the accounts indicated. I have read the LMCG Personal Trading Policy and Procedures and I understand that if there are any trades on the desk with in           days of my purchase that the trade will need to be reversed

Date of Trade	Buy/Sale	Name of Security	Cusip/ticker	Amount	Account in which trade will settle

Approved:	Date:

Trading:

Date:

Exhibit D

QUARTERLY REPORT FOR PERIOD ENDING

THIS FORM MUST BE RETURNED TO THE COMPLIANCE OFFICER NO LATER THAN THE 10TH DAY OF THE MONTH FOLLOWING THE QUARTER END NOTED ABOVE.

Dear Sir/Madam:

As required by Rule 204-2(a)(12) of the Investment Advisers Act of 1940, I submit the following information concerning transactions during the most recent calendar quarter in SECURITIES in which I have or had direct or indirect beneficial ownership except transactions in securities which are direct obligations of the United States and except transactions effected in an account over which neither you nor I had any direct or indirect influence or control.

Date of Transaction	Nature of Transaction (Purchase, Sale, Gift, etc.)	Title of Security*	Number of Shares	Price/Share	Principal Amount**	Broker, Dealer Or Bank

*	Security includes affiliated mutual funds (except money market funds)
**	Principal amount equals the amount paid or received excluding any commissions.

NOTE: Brokerage statements reflecting transactions may be attached as an alternative to listing above.

By signing this form, you are indicating that you have complied with the Firm’s Code of Conduct policy with respect to personal SECURITIES TRANSACTIONS, and that all such transactions are listed above or attached.

Date:	Signed:

Print Name:

Exhibit E

Date:

To:	All Personnel

From:	Compliance Office

Re:

Compliance Annual Certification

In order to help us identify potential conflicts of interest, please complete the following questionnaire and return to the Compliance Office.

Please list any organizations in which you serve as an officer, director, partner, etc., whether for compensation or not (including charities, etc.), or any public elected or appointed office.

To the best of your knowledge, do any of the organizations described above have a business relationship with either Lee Munder Investments, Ltd. or any of its affiliates?

Please indicate whether you have been appointed as a fiduciary including executorship, trusteeship, power-of-attorney other than with respect to a family member.

Compliance with Code of Ethics, Employee Personal Trading Policies and Procedures, Insider Trading Policies and Procedures

I have read the most recent versions and understand the Code of Ethics and the Policies and Procedures listed above.

I have disclosed, pre-cleared, and reported all transactions in Securities consistent with the requirements of the Code of Ethics and the Employee Trading Policies and Procedures.

I have ensured that a copy of all broker statements for myself or members of my family have been sent to the Compliance office on a quarterly basis.

Please provide a list of each private Placement you own.

Acknowledges Receipt of these Procedures, the Code of Ethics, and Insider Trading Procedures.

Signature	Date

Print Name

Code of Ethics and Employee Personal Trading, Insider Trading

Summary

The Advisor has a Code of Ethics that is supported by a number of policies and procedures designed to enforce the Advisors fiduciary obligation to its respective advisory clients. Employee Personal Trading Policies and Procedures and Insider Trading Policies and Procedures specifically address conflicts associated with employees of the firm trading for their own account in securities they are recommending to Advisor’s clients.

The goal of the Advisor’s Code of Ethics and the Firm’s policies, procedures and organizational structure is to establish standards and corresponding processes that put the interests of the Advisor’s clients first, ensure that no client or account is favored over another; identify and disclose conflicts of interest as it relates to personal interests of individuals in the firm and or competing interests of clients that could occur as the result of relationship size or fee structure.

The Firm has the responsibility to supervise employees of the Advisor (as “Supervised Persons”) and communicate the expectation that Supervised Persons are required to conform as appropriate to applicable securities laws; diligently comply with existing Advisor policies and procedures; and embrace the affirmative duty of care, loyalty, honesty and good faith; to act in the best interest of their clients by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that arises with respect to any client.

Recognizing these obligations, the Advisor has established infrastructure designed to ensure conformance with fiduciary principles throughout all aspects of the operations of the Firm. The infrastructure consists of policies, organizational structure and procedures resulting in processes that are designed to support the Firm’s investment management services provided to clients.

The infrastructure provides a framework and logistical support for the Advisor’s duty to clients and ensures that Supervised Persons have context and are aware of all the obligations participation in the industry require; including the need to comply with applicable securities laws, the policies and procedures of the Advisors and this Code of Ethics as a condition of continued employment.

Supervised Persons are required to become familiar with what constitutes Inside Information and are prohibited from trading, either personally or on behalf of others, while in possession of Material Non-Public Information (Inside Information).

The Advisor prohibits Supervised Persons designated as Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including purchasing and selling these securities.

The Advisor prohibits Supervised Person’s from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities.

The Advisor discourages its Supervised Persons from engaging in outside business or investment activities that may interfere with their duties within the Firm.

The Advisor determines annually affiliations and significant relationships with other organizations, public or private. These relationships are disclosed so that the Advisor may determine if certain restrictions related to these organizations should be imposed.

Supervised Persons of the Advisor are not allowed to solicit gifts or entertainment of any value for themselves or the firm.

From time to time, outside service providers or vendors may offer, unsolicited, Supervised Persons gifts or other tokens intended to show appreciation or further the relationship of the vendor with the Advisor. Gifts in excess of $100 per year may not be accepted, and in no event may a Supervised Persons accept a cash gift.

Supervised Persons of the Advisor may accept under limited circumstances opportunities to attend events (sporting, theater, dinner) offered by vendors, unsolicited.